Exhibit 99.1

ITG RELEASES MARCH 2014 U.S. TRADING VOLUMES

NEW YORK, April 8, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that March 2014 U.S. trading volume was 3.5 billion shares and average daily volume (ADV) was 165 million shares.  This compares to 3.1 billion shares and ADV of 165 million shares in February 2014 and 3.5 billion shares and ADV of 175 million shares in March 2013.  There were 21 trading days in March 2014, 19 trading days in February 2014 and 20 trading days in March 2013.

ITG U.S. Trading Activity

March 2014

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

March 2014	21	3,459,152,612	164,721,553

Year-to-Date:	61	10,021,261,320	164,282,972

Approximately 10% of March 2014 volume was from lower-priced market-on-close (MOC) orders associated with end-of-month index rebalancing.

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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